Exhibit 10.29
CONFIDENTIAL AGREEMENT AND GENERAL RELEASE

This Confidential Agreement and General Release (“Agreement”) is between ANHEUSER-BUSCH INCORPORATED, a Missouri corporation with its principal offices at One Busch Place, St. Louis, Missouri, 63118, its parent, affiliates, subsidiaries, successors and assigns (collectively “Anheuser-Busch”), and JAMES F. HOFFMEISTER of 6902 Christopher Drive, St. Louis, Missouri 63129 (“Hoffmeister”).

IN CONSIDERATION of the mutual promises exchanged below, Anheuser-Busch and Hoffmeister agree as follows:

1. Retirement:
A. Anheuser-Busch and Hoffmeister have agreed that Hoffmeister will retire from Anheuser-Busch effective November 30, 2006.
B.  Until his retirement, Hoffmeister will remain in his current position as Group Vice-President, Procurement, Logistics and Agriculture to assist in the orderly transfer of his duties and responsibilities.
C. Unless otherwise agreed to by the parties, Hoffmeister agrees to return all Anheuser-Busch property (including, but not limited to, company documents and records, computers, cell phones and pagers, security badge and credit cards) upon his November 30, 2006 retirement.
D. Hoffmeister will be eligible to receive a 2006 bonus from Anheuser-Busch, which shall be paid to him not later than March 15, 2007.
E. Hoffmeister will not receive further Long Term Incentives (in the form of stock options or restricted stock). Hoffmeister’s rights in existing stock option grants are governed by the terms and conditions of his stock option agreements and applicable law, and will not be affected by the terms of this Agreement.

2. Special Retirement Benefits:
A. Anheuser-Busch agrees that on or before March 15, 2007 it will transfer to Hoffmeister all rights, title and interest in the 2007 Cadillac-Escalade AWD (VIN: 1GYFK638X7R306714) that is currently assigned to him as a company car. The parties agree that such transfer shall be “As is - where is” and with no warranty express or implied by Anheuser-Busch.
B. Anheuser-Busch agrees that it will provide Hoffmeister and his eligible dependents with insured dental and vision benefits through May 31, 2010 that are materially similar to the dental and vision benefits that are provided from time to time to its salaried employees. In the event that Hoffmeister dies before May 31, 2010, Anheuser-Busch agrees to continue such benefits for his spouse until May 31, 2010.
C. Anheuser-Busch agrees that it will provided Hoffmeister with Executive level outplacement services, at a cost not to exceed $30,000, with a firm to be mutually selected by Anheuser-Busch and Hoffmeister; provided, however, that Hoffmeister must commence outplacement services on or before February 28, 2007 otherwise, he will forfeit all rights to this benefit, and Anheuser-Busch will pay the cost for such services to the provider on or before March 15, 2007.
D. Anheuser-Busch agrees that it will continue to pay the insurance premium on the supplemental executive life insurance policy (‘policy”) with an insured face value of $875,000 through Metropolitan Life, or its successor (“Insurer”), that it currently provides to Hoffmeister, as follows: Anheuser-Busch will continue to make monthly premium payments of $742.88 through February 2007; on or before March 15, 2007 it will pay to Insurer the sum of $9,303, as an annual insurance premium for the period of March 2007 through February 2008; on or before March 15, 2008 it will pay to Insurer the sum of $9,639, as an annual insurance premium for the period of March 2008 through February 2009; on or before March 15, 2009 it will pay to Insurer the sum of $10,174, as an annual insurance premium for the period of March 2009 through February 2010; and on or before March 15, 2010 it will pay to Insurer the sum of $2,698.50 to cover premium payments through May 31, 2010. Thereafter, the policy will continue in effect according to the terms of the policy, but all further premium payments shall be the responsibility of Hoffmeister.

3. Normal Retirement Benefits:
A. Upon his November 30, 2006 retirement Hoffmeister will be entitled to retiree medical benefits under the terms of the applicable retiree medical benefits plan then in effect. Hoffmeister shall also be entitled to elect distribution of benefits from the Anheuser-Busch Salaried Employees’ Pension Plan (“SEPP”), and the Anheuser-Busch Deferred Income Stock Purchase and Savings Plan (“401(k)”), according to the terms of such plans. Hoffmeister understands that processing of benefits from the SEPP or the 401(k) will not begin until he notifies the SEPP or 401(k) Plan Administrator in writing that he wants to receive benefits from that plan. Any benefit to which Hoffmeister is entitled under the Anheuser-Busch Companies, Inc. Supplemental Executive Retirement Plan (“SERP”) or the Anheuser-Busch 401(k) Restoration Plan will be distributed to Hoffmeister according to the terms of the applicable plan and pursuant to Hoffmeister’s existing election.

4. Consulting Arrangement
A. Upon Hoffmeister’s November 30, 2006 retirement, Anheuser-Busch agrees to retain Hoffmeister as a Consultant for a three-year period commencing June 1, 2007 and ending May 31, 2010. During the period he serves as a Consultant, Hoffmeister agrees to make himself available to consult with Anheuser-Busch up to 20 hours per calendar month on procurement, logistics and agricultural matters, and to attend such planning and strategy meetings as requested by Anheuser-Busch’s President & Chief Executive Officer or his designee. The parties agree that in no event shall Hoffmeister be required to provide services to Anheuser-Busch at an annual rate that is 45% or more of the services Hoffmeister rendered to Anheuser-Busch on average during the final three calendar years of his employment with Anheuser-Busch.
B. For his services as a Consultant, Anheuser-Busch agrees to pay Hoffmeister a consulting fee of $29,167.00 per month, less applicable withholding. Payment of all consulting fees shall be made on a semi-monthly basis, with the first consulting fee payment being due on June 15, 2007 and the last consulting fee payment being due on May 31, 2010.

C. Hoffmeister’s participation as an employee in the Anheuser-Busch employee benefit plans for salaried employees (except for retiree medical benefits) will cease as of November 30, 2006. Consulting fee payments made to Hoffmeister shall not be treated as wages under the SEPP, the 401(k), the SERP, the Anheuser-Busch 401(k) Restoration Plan, or the Anheuser-Busch Executive Deferred Compensation Plan.
D. During the consulting period, Anheuser-Busch will provide Hoffmeister with such equipment (e.g. laptop computer, cell phone, Blackberry pager, etc.) as the parties agree is necessary for Hoffmeister to effectively perform his consulting services. Hoffmeister shall work from his personal residence or office and shall not be provided with an office during the consulting period. In the event Hoffmeister is requested to travel in performing services for Anheuser-Busch, he will be entitled to reimbursement for all ordinary, necessary and reasonable travel expenses pursuant to company travel expense guidelines. In order to be entitled to such reimbursement Hoffmeister must submit an itemized expense report within 30 days after completion of each travel assignment as the basis for reimbursement by Anheuser-Busch.
E.  During the consulting period, Hoffmeister may be employed by, or provide services to, other companies, subject to the restrictive covenants set out in paragraph 8 of this Agreement.
F. Anheuser-Busch and Hoffmeister agree that the terms and conditions of the Indemnification Agreement between Anheuser-Busch Companies, Inc. and Hoffmeister effective July 1, 2004 shall continue to apply, but only as to events or occurrences that took place on or before his November 30, 2006 retirement. In the event that Hoffmeister is named a defendant in any civil suit as a result of his performing consulting services pursuant to this Agreement after his November 30, 2006 retirement, Anheuser-Busch agrees to indemnify Hoffmeister against expenses (including attorney fees), judgments, fines or amounts paid in settlement resulting from such suits, except to the extent that such amounts are incurred as a result of Hoffmeister’s gross negligence or willful misconduct.

G. In the event that Hoffmeister dies prior to May 31, 2010, Anheuser-Busch agrees to pay all remaining monthly consulting fee payments to Hoffmeister’s spouse unless otherwise directed in writing by Hoffmeister.

4. No Reemployment
Hoffmeister agrees that upon execution of this Agreement he is not eligible for further transfer or promotion with Anheuser-Busch, and after his November 30, 2006 retirement, he will not reapply for employment with Anheuser-Busch. Hoffmeister expressly releases and waives any and all rights or claims to any continued employment or reemployment with Anheuser-Busch after November 30, 2006.

5. No Admission of Liability
Hoffmeister acknowledges and agrees that he would not receive all the payments and benefits specified in this Agreement except for his execution of this Agreement and his fulfillment of its terms. Neither the making of this Agreement, nor anything contained in it, shall in any way be construed or considered to be an admission by Anheuser-Busch of noncompliance with any law or of any other wrongdoing.

6. Release of Liability
A. Except for the obligations of Anheuser-Busch as stated in this Agreement, Hoffmeister, of his own free will, voluntarily releases and forever discharges Anheuser-Busch and their respective directors, officers, employees and other authorized representatives (collectively the “Releasees”) from all actions, causes of action, claims, debts, charges, complaints, contracts and promises of any kind, whether known or unknown, which Hoffmeister, his heirs, executors, administrators, successors and assigns (referred to collectively throughout this Agreement as “Hoffmeister”) may have from all time in the past to the effective date of this Agreement, including, but not limited to, all matters or claims relating to or arising out of Hoffmeister’s employment by Anheuser-Busch and the cessation of his employment and including, but not limited to, any violation of:
(1)	Title VII of the Civil Rights Act, as amended;

(2)	Sections 1981 through 1988 of Title 42 of the United States Code;
(3)	the Employee Retirement Income Security Act, as amended;
(4)	the Family and Medical Leave Act;
(5)	the Age Discrimination in Employment Act, as amended;
(6)	the Americans with Disabilities Act;
(7)	the Missouri Human Rights Act;
(8)	the Sarbanes-Oxley Act of 2002;
(9)
any other alleged violation of any local, state or federal law, regulation or ordinance and/or public policy, contract, tort or common law having any bearing on the terms and conditions and/or cessation of his employment with Anheuser-Busch.

Except as otherwise provided in this Agreement, this release shall not apply to any claim for benefits which may be due to Hoffmeister under any Anheuser-Busch employee benefit plan in which Hoffmeister is or was a participant.
B. Hoffmeister warrants that he has not caused or permitted to be filed on his behalf any charge, complaint, or action before any federal, state or local administrative agency or court against Anheuser-Busch and/or any of the Releasees. If any such claim is asserted in the future, Hoffmeister agrees that this Agreement will act as a complete bar to his re-employment or to his recovery of any amount from Anheuser-Busch and/or any of the Releasees resulting, directly or indirectly, from any lawsuit, remedy, charge or complaint whether brought privately by him or by anyone else, including any federal, state or local agency, whether or not on his behalf or at his request.

7. Confidentiality
A. Hoffmeister agrees to keep in strict secrecy and confidence any and all unique, confidential and/or proprietary information and material belonging or relating to Anheuser-Busch that is not a matter of common knowledge or otherwise generally available to the public including, but not limited to, business, financial, trade, technical or technological information. Hoffmeister acknowledges and agrees that he remains subject to the “Employee Agreement as to Intellectual Property and Confidentiality,”

which he has previously signed and is incorporated into this Agreement by this reference.
B. Hoffmeister agrees that he will make no public statements and take no public action that disparages or is detrimental to Anheuser-Busch and/or any of the Releasees, or would otherwise cause or contribute to Anheuser-Busch and/or any of the Releasees being held in disrepute by the general public, customers or employees.
C. Hoffmeister acknowledges that Anheuser-Busch Companies, Inc., the parent company of Anheuser-Busch Incorporated, is a publicly traded company, and as such may be required to publicly disclose the terms of this Agreement, or to publicly file a copy of this Agreement, as required by law.

8. Restrictive Covenants
A. Unless otherwise agreed to in writing by Anheuser-Busch and upon such terms and conditions as Anheuser-Busch may impose, from the date of this Agreement until May 31, 2010, Hoffmeister shall not, anywhere in the world, engage, directly or indirectly, in any activity or business that manufactures, distributes or sells alcohol beverages and/or no-alcohol malt beverages or that otherwise competes with any current business activity of Anheuser-Busch Companies, Inc. and/or any of its affiliates or subsidiaries, either alone, as a member of a partnership or association, as an officer, director, employee, consultant or representative of or to any corporation, industry trade association, or other business entity, or as an investor in, or beneficial owner of 1% or more of any security of any class of any corporation or 1% or more of any equity interest of any unincorporated enterprise.
B. Hoffmeister agrees that if he violates any provision of this paragraph 8, or if an arbitrator or court of competent jurisdiction rules that the non-compete provisions of this paragraph 8 are not enforceable (either circumstance will be referred to in this paragraph as an “Event”), this Agreement will immediately terminate effective on the date of the Event, and Hoffmeister shall forfeit all remaining consulting payments due under paragraph 4 In the event that Anheuser-Busch believes that Hoffmeister is in violation of any provision of this paragraph 8, Anheuser-Busch shall give Hoffmeister written notice of such violation and Hoffmeister shall be provided with a reasonable opportunity to cure such violation, discontinue such conduct, or present documented evidence establishing that the activity or employment does not constitute a violation of this Agreement, prior to Anheuser-Busch availing itself of its remedies under this paragraph 8. Anheuser-Busch will have the right at any time to request that Hoffmeister certify that he is in compliance with this paragraph 8, and Hoffmeister’s failure to certify such compliance as requested will be deemed to be: an Event as defined in this paragraph 8; a material violation of this paragraph 8; and a material breach of this Agreement.

9. Enforceability and Choice of Law
A. Except as otherwise provided in paragraph 8, above, should Hoffmeister challenge any provision of this Agreement and such provision be declared illegal or unenforceable by any arbitrator or court of competent jurisdiction and is not modified to be enforceable, such provision will immediately become void, leaving the remainder of this Agreement in effect. However, if any portion of the general release (paragraph 6) is ruled to be unenforceable as a result of such challenge, Hoffmeister agrees that Anheuser-Busch and/or any of the Releasees will be entitled to a set-off against any subsequent judgment or award made to Hoffmeister in the amount of all compensation paid to him by Anheuser-Busch under this Agreement.
B. The parties have read and fully considered this Agreement and mutually desire to enter into this Agreement. The terms of this Agreement are the product of mutual negotiation and compromise between Hoffmeister and Anheuser-Busch. Having elected to execute this Agreement, to fulfill the promises and receive the sums set forth, Hoffmeister freely and knowingly, and after due consideration, enters into this Agreement intending to waive, settle, and release all claims he has against Anheuser-Busch and/or any of the Releasees as of the effective date of this Agreement.
C. This Agreement shall be governed by and construed according to the law of the State of Missouri. This Agreement constitutes the entire understanding between Hoffmeister and Anheuser-Busch with respect to its subject matter. Except as otherwise provided in this Agreement, it supersedes all previous or contemporaneous negotiations, commitments, agreements, statements, representations, or promises, oral or written between the parties. This Agreement may not be modified except in a writing signed by both parties.
D. It is the parties’ intent and expectation that the insured dental and vision benefits, life insurance premiums, transfer of car title and outplacement benefits, (“Exempt Benefits”) provided to Hoffmeister under the terms of this Agreement are exempt from the application of Internal Revenue Code Section 409A and all regulations and other guidance issued thereunder.  In the event that new regulations, interpretations or other legal guidance change that assessment, the parties intend that appropriate adjustments will be made to cause the Exempt Benefits to be exempt or, if that is not possible, to cause the Exempt Benefits to comply with Section 409A.  It is also the parties intent and expectation that all forms of compensation provided by this Agreement that are subject to the application of Section 409A ("Nonexempt Benefits") will fully comply with Section 409A, and in the event that new regulations, interpretations or other legal guidance change that assessment, the parties intend that appropriate adjustments will be made to cause the Nonexempt Benefits to comply with Section 409A.
E. Hoffmeister acknowledges that he has been advised by Anheuser-Busch that there may be substantial federal and state income tax consequences for Hoffmeister as a result of entering into this Agreement, and that he should seek professional tax and legal advice before doing so. Hoffmeister further acknowledges that he has not been provided with any advice on the tax effects of this Agreement by Anheuser-Busch or any of its employees or agents.

10. Remedies
A. Hoffmeister agrees that if Anheuser-Busch breaches any provision of this Agreement, his sole remedy shall be enforcement of the terms of this Agreement.
B. Anheuser-Busch and Hoffmeister agree that all disputes between the parties relating to or arising out of: (a) this Agreement; (b) Hoffmeister’s employment with Anheuser-Busch; and/or (c) the cessation of Hoffmeister’s employment with Anheuser-Busch must be resolved through the Anheuser-Busch Dispute Resolution Program, which includes final and binding arbitration of covered claims. Hoffmeister acknowledges that he has previously signed the “Mutual Agreement to Arbitrate Claims” which is attached to this Agreement as Exhibit A and is incorporated by this reference.

11. Notices
Unless otherwise provided, all notices, requests, consents and other communications required or permitted under this Agreement must be in writing and must be hand delivered or mailed, addressed as follows, or to such other address as may be provided by the respective parties to this Agreement:
If to Anheuser-Busch:
Anheuser-Busch Incorporated.
One Busch Place
St. Louis, MO 63118
Attn.: President & Chief Executive Officer

If to Mr. Hoffmeister:
Mr. James F. Hoffmeister
6902 Christopher Drive
St. Louis, Missouri 63129

12. HOFFMEISTER STATES THAT HE HAS CAREFULLY READ THIS “CONFIDENTIAL AGREEMENT AND GENERAL RELEASE,” THAT HE KNOWS AND UNDERSTANDS ITS CONTENTS AND THAT HE IS ENTERING INTO THIS AGREEMENT AS HIS OWN FREE ACT AND DEED. HOFFMEISTER FURTHER REPRESENTS AND AGREES THAT:

•	HE HAS BEEN ADVISED BY ANHEUSER-BUSCH TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT;

•
HE FULLY UNDERSTANDS THAT HIS EXECUTION OF THIS AGREEMENT CONSTITUTES A FULL AND FINAL RELEASE OF ALL CLAIMS HE MAY HAVE AGAINST ANHEUSER-BUSCH AS OF THE EFFECTIVE DATE OF THIS AGREEMENT WITH FINAL AND BINDING EFFECT;

•	HE HAS BEEN GIVEN AT LEAST 21 DAYS TO CONSIDER THIS AGREEMENT;

•	FOR A PERIOD OF SEVEN DAYS FROM THE DATE HE SIGNS THIS AGREEMENT, HOFFMEISTER MAY REVOKE THIS AGREEMENT BY NOTIFYING ANHEUSER-BUSCH IN WRITING OF HIS INTENT TO DO SO; AND

•	THIS AGREEMENT WILL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION CLAUSE, WHICH MAY BE ENFORCED BY THE PARTIES.

The parties to this Confidential Agreement and General Release now voluntarily and knowingly execute this Agreement.

ANHEUSER-BUSCH COMPANIES, INC.

By: /s/ Patrick Stokes                Date:  11/27/06
President &
Chief Executive Officer

/s/ James F. Hoffmeister             Date:  11/27/06
JAMES F. HOFFMEISTER